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                                                                   EXHIBIT 10.30


                      [KORN/FERRY INTERNATIONAL LETTERHEAD]

                                November 28, 2001

Paul C. Reilly
Chairman & CEO

PERSONAL AND CONFIDENTIAL

Mr. Robert H. McNabb
10919 Wickline Drive
Houston, Texas 77024

Dear Bob:

     I am delighted to extend to you this offer of employment with Korn/Ferry International Futurestep, Inc. ("Futurestep") for the position of President of Futurestep's Americas and Asia-Pacific regions. In this capacity, you will have overall responsibility for Futurestep's operations within North America, Latin and South America, and Asia with the ultimate objective of optimizing revenue growth and profitability subject to market and economic conditions and within the context of Korn/Ferry's overall strategy. You initially will report directly to me. Your employment will be effective December 3, 2001 or such other date as may be mutually agreed upon.

Salary and Cash Bonus Opportunity

     Your entry compensation program will consist of an annual base salary of $425,000, payable in semi-monthly increments. In addition, you will be eligible for a target annual cash bonus of 100% of base salary ($425,000). Your maximum annual cash bonus opportunity will equal 200% of base salary ($850,000). Your actual cash bonus will be based on the performance of Korn/Ferry International ("Korn/Ferry") as a whole, the performance of Futurestep as a whole, the performance of the business units under your direct responsibility, and an assessment of your individual performance. The assessment of performance for cash bonus determination purposes will be conducted by me and the Boards of Directors of Futurestep and Korn/Ferry under a process to be mutually determined. The award of any cash bonus is contingent upon your continued active employment with Korn/Ferry International Futurestep, Inc. as of the date bonuses are awarded, generally in July following the close of the firm's fiscal year (April 30). Eligibility for earning an annual cash bonus will begin immediately upon your employment with the firm. Your bonus opportunity for the fiscal year ending April 30, 2002 (FY02) will be pro-rated based on the number of days you are employed by the firm during FY02.





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Mr. Robert H. McNabb
November 28, 2001
Page 2



Annual Stock Option Grant

     In addition to the annual cash bonus opportunity described above, you will be eligible to receive an annual grant of options to purchase Korn/Ferry common stock. The target grant value is 50% of annual base salary ($212,500), while the maximum grant value is 100% of annual base salary ($425,000). Grant value will be determined by the Black-Scholes Option Pricing Model, using the same assumptions the Korn/Ferry Compensation Committee applies to determine annual stock option grants for Korn/Ferry's executive officers. Your actual option grant will be based on an assessment of your individual performance with emphasis on your adherence to firm values, such as teaming.

Stock Option Hiring Grant

     Executive Management will recommend to the Compensation Committee that you be granted 35,000 Korn/Ferry stock options with an exercise price equal to the closing market price of Korn/Ferry's common stock on the date the grant is approved by the Committee or your first day of active full-time employment, whichever is later. This hiring option grant will vest in three annual installments. The first third of the grant (11,667 shares) shall vest six months from your initial date of employment; the second third of the grant (11,667 shares) shall vest two years from your initial date of employment; and the final third of the grant (11,666 shares) shall vest three years from your initial date of employment. The grant will be made under the terms and conditions of the Korn/Ferry International Performance Award Plan and is subject to such other terms and conditions as may be required by the Committee.

Stock Ownership Guideline

     As a senior officer of the firm, you will be expected to acquire and retain in your name (or jointly in the name of you and your spouse) Korn/Ferry common stock with a market value equal to at least 150% of your annual base salary. Stock options are not counted as part of this requirement until they have been exercised and converted into actual shares. You will have a period of three years from your hire date to meet this commitment. It is anticipated that this ownership commitment can be satisfied through the gain realized upon the exercise of accumulated options. In the event that the performance of the firm's stock is insufficient to achieve this objective, the period of time required to meet the stock ownership goal will be extended.

Termination Protection

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Mr. Robert H. McNabb
November 28, 2001
Page 3



     Notwithstanding the firm's severance policy, your employment will be governed by a two-year employment agreement subject to automatic renewal for successive 12-month periods unless the agreement is terminated in writing by you or the firm prior to 60 days from expiration. If you are terminated without "cause" during the term of the agreement, you will receive severance equal to 150% of your then current annual base salary. If the firm fails to renew your agreement within the renewal period, you will receive severance equal to 100% of your then current annual base salary. For purposes of this paragraph, "cause" is defined as any of the following: (a) conviction of a felony involving moral turpitude; (b) behavior which is fraudulent or, in the opinion of the CEO and Board of Directors, materially harmful to the firm; (c) willful neglect of duties; (d) continued poor performance after receiving written notification of such by the Board of Directors of Futurestep which specifies the areas of poor performance, and your failure to cure such performance deficiency(ies) within 90 days of receiving Board notice.

Employee Benefits

     You will be entitled to ten holidays per year, twenty days vacation, and fifteen days sick leave. You will also be enrolled in the firm's group insurance program, which includes life, accidental death and dismemberment, and health benefits. Life insurance coverage, which may be limited by the underwriters, will be three times your base salary up to a maximum of $500,000; of which $50,000 will be provided under the group program and the remainder under the Worldwide Executive Benefit - Life Plan. You may also enroll for supplemental, employee paid life insurance coverage. If you elect this coverage, you will pay the premium cost through payroll deduction. Your enrollment for life insurance benefits will take effect 60 days after your first day of employment.

     You will also participate in the firm's health benefits plan, which includes medical, dental and vision care coverage. Based on the plan you select, your monthly contribution for health benefits coverage will range from $40 - $120 for the Preferred Provider Plan (PPO) or $0 - $100 for the Health Maintenance Organization Plan (HMO) depending on the number of family members covered. Your payments, if any, will be made through payroll deductions and may be done on a pre-tax basis if you choose to participate in the Flexible Spending Plan described below. Your enrollment for health benefits will take effect 60 days after your first day of employment and your completion of the enrollment forms.

     You will also have the opportunity to enroll in Korn/Ferry's Flexible Benefit Account Plan. This is a Section 125 plan by which you may: (1) defer a portion of your income on a pre-tax basis, (2) pay your contribution for dependent health coverage, (3)

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Mr. Robert H. McNabb
November 28, 2001
Page 4



reimburse you for certain health expenses not covered by insurance, and (4) reimburse you for dependent (child or elder) care expenses. You are eligible to enroll in this plan at the beginning of the first plan quarter (January 1, April 1, July 1 and October 1) after you have completed 60 days of employment and enrolled in the group health plan. If you do not enroll at that time, you must wait until the annual enrollment in December.

     After you have completed 60 days of employment, the firm will provide you with short-term disability coverage. This coverage will protect you against loss of income if you are unable to work because you are disabled due to a non-work related illness or injury. If you become disabled, this benefit provides 70 percent of your basic weekly salary to a maximum of $1,500 per week for up to 12 weeks. You would be eligible to receive benefits under this program after you have been disabled for seven calendar days.

     In addition, you may enroll in Korn/Ferry's group long-term disability insurance program which provides disability benefits of 60 percent of your monthly base salary to a maximum of $10,000 per month. The monthly premiums for this benefit are based on your salary. If you elect this benefit, Futurestep will pay 75 percent of the premium and you will pay the remaining 25 percent through payroll deduction. Your eligibility for enrollment for long-term disability benefits will take effect 60 days after your first day of employment.

     Futurestep will also provide you $500,000 in travel accident insurance. You may also enroll in Korn/Ferry's family travel accident insurance program which provides 24-hour coverage to your dependents for travel accidents. If you elect this benefit, you will pay the premium cost through payroll deduction.

     You may participate in the Korn/Ferry International Employee Tax Deferred Savings Plan which is a qualified 401(k) plan. Tax-deferred employee contributions can begin on the fiscal quarterly enrollment period following six months of employment. You will be eligible for employer contributions on the fiscal quarterly enrollment date after you have been employed one year.

     You will receive a complete health benefits package with enrollment forms and plan descriptions approximately thirty days prior to your eligibility date.

     Coverage in Korn/Ferry's employee and executive benefits programs is dependent upon your timely completion and our receipt of all forms and materials required for enrollment.

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Mr. Robert H. McNabb
November 28, 2001
Page 5



Executive Benefits

     In December, you will be given an opportunity to enroll in the Korn/Ferry Enhanced Wealth Accumulation Plan. This benefit is a deferred compensation plan that provides retirement, survivor, and disability benefits. Retirement and survivor benefits can total $500,000 per unit and you are eligible to enroll in one additional unit every five years.

     You will also participate in the Worldwide Executive Benefit - Retirement Plan. This plan supplements the 401(k) Plan and social security, to provide a total target retirement benefit for executives of 25% of final average salary with twenty years of service.

     On the date you become eligible for the health benefits plan, you will automatically be enrolled in the Executive Medical Plan. This plan provides you with additional benefit payments, above those paid under the standard group health insurance, as well as reimbursement for certain medical services not covered under the group health insurance. Your coverage under this plan will be a maximum of $2,500 per year. Further information about this program will be provided with your benefits package.

     After completing one year of employment, you may also participate in the College Tuition Program. This executive benefit provides $2,000 per year up to a maximum of $8,000 for each dependent child enrolled full-time as an undergraduate in an accredited college or university.

     You will receive $600.00 per month as an automobile allowance. In addition, the firm will reimburse you for monthly membership dues at the CCA Club (up to $300 monthly) and the Champions Country Club (up to $350 monthly).

     It is understood that you plan to continue in your role as Chairman of the Board of Winrock Human Resources. This commitment will be reviewed periodically and, provided such activity does not interfere with the performance of your duties, you have my support to continue in this role.

Professional Requirements

     As part of our standard employment practice, you are being asked to sign an Employment Agreement with Korn/Ferry. An Employment Agreement is attached for your execution.

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Mr. Robert H. McNabb
November 28, 2001
Page 6



     As part of your employment by Korn/Ferry International Futurestep, Inc. we also ask that you provide a detailed description of your job history and educational background. A form for this purpose is enclosed. The information you provide concerning past employment and educational history will be verified by the firm. Your employment is contingent on the accuracy of the information you provide.

     Pursuant to the Immigration and Nationality Act, our firm is required to verify the identity and employment eligibility of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of hire. We have enclosed a Form I-9 for your review. Please note that you will need to provide either (i) one document from "List A" or (ii) one document from "List B" and one document from "List C" of the form (see page two of the enclosed I-9 Form). If you anticipate having difficulty completing the Form I-9 or producing the required documents, please contact me.

     Further, all Korn/Ferry International Futurestep, Inc. professional employees are required to review and acknowledge the firm's Code of Business Conduct, Non-Harassment and Non-Discrimination Policy and Agreement To Protect Confidential Information, which govern all aspects of our professional practice. Copies of the Code, Policy and Agreement are enclosed. Your employment is contingent on your abiding by the provisions of these documents. Please review them carefully and return the signed acknowledgment forms with your acceptance of this offer. Please keep the Code and Policy as well as a copy of the Agreement To Protect Confidential Information for your personal files.

Business Information and Non-Competition

     Please review the following clauses with care. In accepting this offer of employment with Korn/Ferry, you are making a personal commitment to adhere to the provisions set forth below.

     In consideration of your employment by Korn/Ferry International Futurestep, Inc., you agree that during the term of your employment, except as necessary to carry on the business of the Corporation, and after the expiration of your employment, you shall not, directly or indirectly, use or disclose to any person, firm, or corporation, any candidate list, personal histories or resumes, employment information, business information, customer lists, business secrets or any other information not generally known in the industry concerning business or policies of the firm, including, but not limited to the firm's list of clients or placement candidates.

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Mr. Robert H. McNabb
November 28, 2001
Page 7



     You further agree that during the term of your employment, and for the two year period immediately subsequent to the expiration of your employment, you will not directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder or otherwise): (1) solicit or accept any executive search assignment from, or otherwise attempt to provide services then provided by the firm to, any existing client of the firm or its subsidiaries or affiliates or any person who has been a client of the firm or its subsidiaries or affiliates during the preceding two years, (2) solicit for employment or otherwise attempt to engage the services of any employee of the firm or its subsidiaries or affiliates. The term "client" as used in this clause shall mean only clients as to which you, at any time during the three years preceding termination of employment, contacted or engaged in activities on behalf of the firm.

Acceptance of Employment

     You understand that your employment with Korn/Ferry International Futurestep, Inc. is an employment "at will" and this arrangement may be altered only in writing by the Executive Vice President-Organizational Development of Korn/Ferry International.

     Upon your acceptance of this offer of employment, please acknowledge your agreement with the terms set forth in this letter by signing in the designated space below. A copy of this letter is enclosed for your records.

     Please also complete and sign the enclosed documents and return them to me with your signed letter:

     - Applicant History Form
     - Code of Business Conduct: Acknowledgment Form
     - Non-Harassment/Non-Discrimination Policy: Acknowledgment Form
     - Insider Trading Policy: Acknowledgment Form
     - Agreement to Protect Confidential Information
     - Personnel Information Form: (Section A)
     - W-4 form
     - I-9 form
     - Employee Authorization for Automatic Deposits Form
     - Expense Reimbursement Policy/Acknowledgment Form

     I look forward to your joining us and to your success with Korn/Ferry International Futurestep, Inc. If you have any questions, please don't hesitate to call me.

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Mr. Robert H. McNabb
November 28, 2001
Page 8




                                       Sincerely,

                                       /s/  Gary Hourihan, for

                                       Paul C. Reilly
                                       Chairman & Chief Executive Officer


ACCEPTED:


/s/  Robert H. McNabb                  12/3/01
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Robert H. McNabb                       Date